     As filed with the Securities and Exchange Commission on July 2, 1997.
                                                     Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   T.HQ, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  New York                                 13-3541686
         (State or Other Jurisdiction                   (I.R.S. Employer
      of Incorporation or Organization)                Identification No.)

                          5016 North Parkway Calabasas
                           Calabasas, California 91302
             (Address of Principal Executive Offices with Zip Code)

                        T.HQ, INC. 1997 STOCK OPTION PLAN
                            (Full Title of the Plan)


                                BRIAN J. FARRELL
                      President and Chief Executive Officer
                                   T.HQ, Inc.
                          5016 North Parkway Calabasas
                           Calabasas, California 91302
                                 (818) 591-1310
                      (Name, Address and Telephone Number,
                   including Area Code, of Agent For Service)

                                   Copies to:


                            SHERWIN L. SAMUELS, Esq.
                                 Sidley & Austin
                              555 West Fifth Street
                          Los Angeles, California 90013

                                   ----------

        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

Title of                                         Proposed maximum        Proposed maximum
securities to be         Amount to be            offering price          aggregate                Amount of
registered               registered              per share               offering price           registration fee
----------------         ------------            ----------------        ----------------         ----------------
Common Stock             650,000 shares(1)        $10.06(2)               $6,519,500(2)            $1,975.61(2)
(no par value)

--------------------------------------------------------------------------------

         (1) This registration statement also covers an indeterminate number of shares issuable upon exercise of the options issuable upon adjustment pursuant to the terms of the T.HQ, Inc. 1997 Stock Option Plan and Rule 416 under the Securities Act of 1933.

         (2) Estimated pursuant to Rules 457(h) and 475(c) under the Securities Act of 1993, as amended, solely for purposes of calculating the registration fee, the proposed maximum offering price is based upon an exercise price of $10.06, the average of the high and low prices for the common stock on the NASDAQ National Market System on June 27, 1997 as reported by the National Association of Securities Dealers Automated Quotation System.

                                     PART I

Item 1.  PLAN INFORMATION.*

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

         * Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by T.HQ, Inc., a New York corporation (the "Company" or the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by the Form 10-K/A filed with the Commission on July 2, 1997);

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         (c) The Company Form 8-K dated March 28, 1997 (as amended by the Form 8-K/A filed with the Commission on May 6, 1997); and

         (d) The Company's Registration Statement on Form 8-A (Registration No. 0-18813), filed with the Commission on September 24, 1991.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.  DESCRIPTION OF SECURITIES.

         The Company's Common Stock is registered under Section 12 of the Exchange Act. See Item 3(d) above.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agent under certain circumstances and subject to certain limitations. The Certificate of Incorporation of the Company contains a provision eliminating the personal liability of the directors to the Company or its stockholders to the fullest extent set forth in Section 102(b)(7) of the Delaware General Corporation Law and provides for indemnification of directors, officers, employees and agents of the Company consistent with the provisions of Section 145 of the Delaware General Corporation Law. The Certificate of Incorporation also provides that the Company may purchase directors and officers insurance. The Company, however, has no obligation to purchase such insurance.

         Brian J. Farrell, the President and Chief Executive Officer, as well as a director has entered into a separate employment agreement with the Company. Pursuant to the terms of the employment agreement, the Company will indemnify Mr. Farrell for losses, liabilities, damages and expenses incurred as a result of his acting properly on behalf of the Company.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

Number           Description of Exhibit
------           ----------------------
4.1              T.HQ, Inc. 1997 Stock Option Plan
4.2              Form of Stock Option Agreement for T.HQ, Inc. 1997 Stock Option Plan.
5                Opinion of Sidley & Austin regarding the validity of  the securities being registered.
23.1             Consent of Deloitte & Touche LLP.
23.2             Consent of Sidley & Austin, incorporated by reference to Exhibit 5.


Item 9.           UNDERTAKINGS.
                  The Company hereby undertakes:

                  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                                    (i)  To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                                    (ii) To reflect in the prospectus any facts
                  or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                    (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                  (b) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas and State of California on the 24th day of June, 1997.

                                            THQ Inc.

                                            By:  /s/ Brian J. Farrell
                                                ------------------------------
                                                Brian J. Farrell, President
                                                and Chief Executive Officer

         Pursuant to the requirement of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                            Date
---------                       -----                            ----

/s/ Brian J. Farrell         Director, Chief Executive           June 24, 1997
--------------------------   Officer and President (Principal
Brian J. Farrell             Executive Officer)


/s/ Lawrence Burstein        Director                            June 24, 1997
--------------------------
Lawrence Burstein

/s/ Bruce Jagid              Director                            June 24, 1997
--------------------------
Bruce Jagid

/s/ Jeffrey C. Lapin         Director                            June 24, 1997
--------------------------
Jeffrey C. Lapin

/s/ L. Michael Haller        Director                            June 24, 1997
--------------------------
L. Michael Haller

/s/ James L. Whims           Director                            June 24, 1997
--------------------------
James L. Whims

/s/ Deborah A. Lake          Vice President-Finance and          June 24, 1997
--------------------------   Administration
Deborah A. Lake              (Principal Financial Officer and
                             Principal Accounting Officer)

                                INDEX OF EXHIBITS


Number              Description of Exhibit
------              ----------------------
4.1                 T.HQ, Inc. 1997 Stock Option Plan.

4.2                 Form of Stock Option Agreement for T.HQ, Inc. 1997
                    Stock Option Plan.

5 Opinion of Sidley & Austin regarding the validity of certain of the securities to be registered.

23.1                Consent of Deloitte & Touche LLP.

23.2                Consent of Sidley & Austin, incorporated by reference to
                    Exhibit 5 to this registration statement.